Exhibit 99.1
Essent Group Ltd. Announces the Promotion of David B. Weinstock to Chief Financial Officer
Essent Appoints Chief Financial Officer
HAMILTON, Bermuda, March 15, 2023 – Essent Group Ltd. (NYSE: ESNT), a leading provider of mortgage insurance and reinsurance, announced today the promotion of David B. Weinstock to the role of Senior Vice President, Chief Financial Officer of Essent Group Ltd. Weinstock has served as interim Chief Financial Officer since June 28, 2022, and as Vice President and Chief Accounting Officer since 2009.

“Dave brings a deep understanding of our business and the mortgage insurance industry,” said Mark Casale, Chairman and Chief Executive Officer.  “I look forward to his leadership as Chief Financial Officer and continued support of our business and long-term growth of the Essent franchise.”

Weinstock brings more than 25 years of experience in the areas of finance, accounting, and controls. Prior to joining Essent, he held a series of senior management positions at Advanta Corp. and was also a senior manager at Arthur Andersen LLP. Weinstock holds a BS in accounting from The Pennsylvania State University and is a certified public accountant.

“I am excited about the Chief Financial Officer role and partnering with Essent’s senior team in support of Mark and our business,” said Weinstock. “I also look forward to leading our finance team as Essent continues to grow the franchise.”

About the Company:

Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company (collectively with its subsidiaries, “Essent”) which, through its wholly owned subsidiary, Essent Guaranty, Inc., offers private mortgage insurance for single-family mortgage loans in the United States. Essent provides private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners. Headquartered in Radnor, Pennsylvania, Essent Guaranty, Inc. is licensed to write mortgage insurance in all 50 states and the District of Columbia, and is approved by Fannie Mae and Freddie Mac. Essent also offers mortgage-related insurance, reinsurance and advisory services through its Bermuda-based subsidiary, Essent Reinsurance Ltd. Essent is committed to supporting environmental, social and governance (“ESG”) initiatives that are relevant to the company and align with the companywide dedication to responsible corporate citizenship that positively impacts the community and people served. Additional information regarding Essent may be found at www.essentgroup.com and www.essent.us.

Source: Essent Group Ltd.